Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-108383) of the Peoples Bancorp Inc. Retirement Savings Plan of our report dated June 27 2014, on our audits of the statements of net assets available for benefits of Peoples Bancorp Inc. Retirement Savings Plan as of December 31, 2013 and 2012, and the related statements of changes in net assets available for benefits for the years ended December 31, 2013 and 2012, which report appears in the December 31, 2013 annual report on Form 11-K of Peoples Bancorp Inc. Retirement Savings Plan.

/s/ BKD, LLP

Cincinnati, Ohio
June 30, 2014